Exhibit 10.2

Notice of Grant of	LSI CORPORATION
Stock Option	ID: 94-2712976
Under the	1621 BARBER LANE
LSI Corporation 2003 Equity Incentive Plan	MILPITAS, CALIFORNIA 95035

GRANTEE NAME	Award Number:
Address	Grant Date:
Address	Number of Shares:
Exercise Price:
Expiration Date:

On the grant date shown above, LSI Corporation granted you a nonqualified stock option covering the number of shares shown above under the LSI Corporation 2003 Equity Incentive Plan. When exercisable, the option will allow you to purchase shares of LSI’s common stock for a price per share equal to the exercise price shown above. Your right to exercise this Option will terminate on the expiration date shown above or earlier if provided in the attached Nonqualified Stock Option Agreement or in the plan.

Your option will become exercisable with respect to the number of shares and at the time or times indicated below, but only if [any applicable performance requirements indicated below have been met and] you have not incurred a Termination of Service prior to the applicable time.

Shares	Vesting Date

By your signature below, you agree that this award is governed by this Notice of Grant, the attached Nonqualified Stock Option Agreement and the LSI Corporation 2003 Equity Incentive Plan. You acknowledge that you have received, read and understand this Notice of Grant, the attached agreement and the plan. You agree to accept as binding all decisions or interpretations of the Board of Directors of LSI or its delegate regarding any questions relating to this Notice of Grant, the attached agreement or the plan.

______________________________________________
GRANTEE NAME
Date: